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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

                     Filed pursuant to Section 16(a) of the
                 Securities Exchange Act of 1934, Section 17(a)
                  of the Public Utility Holding Company Act of
                                     1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject of Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

       JOHNSON                           DANA                     R.
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       (Last)                          (First)                 (Middle)

       2104 HASTINGS AVENUE, STE 200
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                                       (Street)

       NEWPORT                           MN                    55055
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       (City)                          (State)                  (Zip)

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2.   Issuer Name and Ticker or Trading Symbol
     REDWOOD EMPIRE BANCORP (REBC)
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3.   IRS or Social Security Number of Reporting Person (Voluntary)

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4.   State for Month/Year
     MAR/01
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5.   If Amendment, Date or Original (Month/Year)

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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [ x ] Director                                [   ] 10% Owner
     [   ] Officer (give title below)              [ x ] Other (specify below)

           Subsidiary Director

================================================================================
7.   Individual or Joint/Group Filing (Check applicable line)

     [ x ] Form filed by one Reporting Person
     [   ] Form filed by more than one Reporting Person
================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                              or Beneficially Owned
================================================================================

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1. Title of Security     2. Trans-  3. Trans-      4. Securities Acquired (A)     5. Amount of        6. Owner-       7. Nature
   (Instr. 3)               action     action         or Disposed of (D)             Securities          ship            of In-
                            Date       Code                                          Beneficially        Form:           direct
                                       (Instr. 8)     (Instr. 3, 4 and 5)            Owned at            Direct          Bene-
                            (Month/                                                  End of              (D) or          ficial
                            Day/    --------------------------------------------     Month               Indirect        Owner-
                            Year)     Code   V        Amount    (A) or   Price      (Instr. 3 and 4)     (I)             ship
                                                                (D)                                      (Instr. 4)      (Instr. 4)
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


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

If the form is filed by more than one reporting person, see Instruction 4(b)(v).

Reminder:  Report on a separate line for each class of  securities  beneficially owned directly or indirectly.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.

FORM 4 (contined)

 Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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1. Title of   2. Conver- 3. Trans-  4. Trans-  5. Number of  6. Date    7. Title and   8. Price  9. Number  10. Owner- 11. Na-
   Derivative    sion or    action     action     Derivative    Exer-      Amount of      of        of          ship       ture
   Security      Exercise   Date       Code       Securities    cisable    Underlying     Deriv-    Deriv-      Form       of
   (Instr. 3)    Price      (Month/    (Instr.    Acquired      and Ex-    Securities     vative    ative       of         In-
                 of         Day/       8)         (A) or        piration   (Instr. 3      Secur-    Secur-      Deri-      direct
                 Deriv-     Year)                 Disposed of   Date       and 4)         ity       ities       vative     Bene-
                 ative                            (D)(Instr.    (Month/                   (Instr.   Bene-       Secu-      cial
                 Security                         3, 4, and     Day/                      5)        ficially    rity:      Own-
                                                  5)            Year)                               Owned       Direct     ership
                                                                                                    at End      (D) or     (Instr.
                                                                                                    of          Indi-      4)
                                                                                                    Month       rect (I)
                                                                                                    (Instr.     (Instr.
                                                                                                    4)          4)
                                                               -----------------------------
                                                                                      Amount
                                      --------------------      Date                  or
                                                                Exer-  Expir-         Number
                                      Code   V    (A)   (D)     cis-   ation          of
                                                                able   Date    Title  Shares

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
Stock Option                                                  *               Common
(Right to Buy)   $25.75     3/20/01    J*    V   12,293       3/20/01 3/20/11 Stock  12,293
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


Explanation of Responses: * Reporting person was granted a stock option to acquire 12,293 shares that become exercisable as to one-fourth (1/4) of the total number of shares initially granted on the first anniversary date. Each anniversary date for the next three years, reporting person has the right to exercise an additional one-fourth (1/4) of the shares initially granted. Commencing on the fifth anniversary date, all shares remaining from the initial grant become fully vested.


/s/ Dana R. Johnson                                                    4/10/01
-----------------------------------------------------                  ---------
** Signature of Reporting Person                                       Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 7811(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a current valid OMB Number.


Page 2 of 2